EXHIBIT 99.2

Gaia, Inc. Earnings Call Transcript – Monday May 3, 2021 2:30 P.M. Mountain Time

Participants from Management:

Jirka Rysavy, Chairman and CEO

Paul Tarell, CFO, Secretary, Office of President

Analysts:

Darren Aftahi, ROTH Capital Partners, LLC, Research Division

Eric Christian Wold, B. Riley Securities, Inc., Research Division

Mark Nicholas Argento, Lake Street Capital Markets, LLC, Research Division

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss Gaia, Inc.'s financial results for the first quarter ended March 31, 2021. Joining us today are Gaia's CEO, Jirka Rysavy; and CFO, Paul Tarell. [Operator Instructions]

Before we get started, however, I would like to take a minute to read the safe harbor language. The following constitutes the safe harbor statement under the Private Securities Litigation Reform Act of 1995. The matters discussed today include forward-looking statements that involve numerous assumptions, risks and uncertainties. These include, but are not limited to, general business conditions, historical losses, competition, changing consumer preferences, subscriber cost and retention rates, acquisitions, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including our reports on Form 10-K and Form 10-Q. Gaia assumes no obligation to publicly update or revise any forward-looking statements.

With that, I would now like to turn the call over to Gaia's CEO, Jirka Rysavy. Please go ahead, sir.

Jirka Rysavy
Founder, Chairman & CEO

Thank you, and good afternoon, everyone. So 2021 is off to a great start. We continue to execute against our plan of consistently growing revenue, while generating positive net income and the cash flow. Revenues for the quarter increased 30% to $18.9 million as we crossed the 750,000-member milestone.

Gross margin increased to 87.1%. And even with the 30% growth of revenue, our operating expenses stayed flat in dollars, which obviously improved significantly as a percentage of revenue to 85% from 109% a year ago. This big improvement was driven by a 39% increase in the gross profit per employee to $531,000 from $382,000 a year ago.

EBITDA grew to $3.5 million or 19% of revenue from a loss during the year ago quarter. We generated net income of $358,000 or $0.02 per share, and cash flow from operations of $5.2 million. And Paul will talk more about these numbers.

Paul Tarell
CFO, Secretary & Office of President

Thanks, Jirka. Revenues for the first quarter increased 30% to $18.9 million, with gross margins also improving to 87.1%. This marks our fourth consecutive quarter of revenue growth over 20%, while generating positive EBITDA. We ended the quarter with 750,100 members, which keeps us on pace for our target revenue growth of 20+% percent for the year while maintaining profitability and positive cash flows.

Beginning in October 2019, we experienced a shift in the initial plan selection for new members from 10% to 30% selecting the annual plan. Members on annual billing represent a core up-sell opportunity for our $299 premium live access annual plan, which we will now begin promoting more aggressively.

Total member acquisition costs during the quarter were $7.6 million or 40% of revenues, which was improved from 52% of revenues in the year ago quarter. We did see some relief during the quarter on the pricing in the digital advertising market, which allowed us to bring our per customer acquisition costs in line with the prior year quarter at $68.

We recently hired our new SVP of Sales to build up on the recent early traction in our member-driven growth initiatives. She will be focused on growing our member ambassador sales team to go after our sizable global market opportunity.

Selling and operating expenses, excluding marketing and member acquisition costs in the first quarter were $7.0 million or 37% of revenues, which improved from 47% of revenues in the year ago quarter. Corporate and G&A expenses in the first quarter were $1.5 million, in line with the year ago quarter.

EBITDA improved to $3.5 million or 19% of revenues in the quarter from negative $0.2 million or negative 2% of revenues in the year ago quarter. This marks our fourth consecutive quarter of generating positive EBITDA and puts us on an annualized EBITDA run rate of $14+ million, which is almost double the full year 2020 EBITDA.

We generated net income of $0.4 million or $0.02 per share during the first quarter of 2021, which is an improvement of $4 million from a net loss of $3.6 million or $0.19 a share in the prior year quarter. This increase reflects the fact that most of the incremental gross profit generated in the first quarter of 2021 compared to the prior year quarter flowed through to net income.

Cash flow from operations increased to $5.2 million during the quarter, an improvement of $3.2 million from Q1 2020, and our sixth consecutive quarter of generating cash flows from operations. We increased our content investment during the quarter as planned, while also increasing our overall cash balance to $13 million. With 80% of our monthly viewership going to our original programming, and our end-to-end content production fully in-house, we have been able to control the cost on a per hour basis to ensure that our new content is providing a high return on investment given our current member levels.

With the significant improvements we have made in our operational performance over the past 2 years, and the financial stability we have created with the sale of a portion of our corporate campus in September 2019 -- excuse me, '20, and the predictability of our cash flows going forward, our Board has authorized a 5 million share repurchase program, as announced in our earnings release we filed this afternoon. This will provide flexibility as we look to optimize return on shareholder capital as we continue to focus on growing revenues, operating margins and cash flows.

With that, I would like to open up the call for questions. Operator?

Question and Answer

Operator

[Operator Instructions] And our first question will come from the line of Darren Aftahi with ROTH Capital Partners.

Darren Aftahi

ROTH Capital Partners, LLC, Research Division

Nice job on the quarter. Three, if I may. First one, Paul, you talked about annual adds or annual mix. I'm just curious if that stayed consistent on the annual plan at 30% in the quarter. Second one, looks like ARPU ticked up. Just wondering is there any movement from the premium live events business yet or is that more of a second half of the year? And then you talked about or reiterated your 20% kind of growth objective for this year. Just kind of curious your thoughts on operating leverage versus growth, and if it's more skewed towards operating leverage. It looks like your costs were fairly flat. So should we think about the business as growing 20% and modest, if any, operating cost growth? And is that the right way to think about your business in 2021?

Paul Tarell

Sure. So I'll just take them top to bottom. The annual mix has been relatively consistent, absent a few promotional things that we do to push the annual plan given certain times of year, like around Thanksgiving and the holidays. But yes, it's been pretty close at that 30% level since we made that shift back in October.

From the ARPU perspective, actually, my numbers show a slight tick down in Q1 from where we were in Q4. But to answer your specific question, the live events are not going to be a meaningful contributor to revenues this year, likely because we're limited at a per event capacity of about 50 people. So the ticket revenue is not going to be that interesting. But what we are focused on is building on the $299 annual premium digital subscription, which I mentioned in my prepared remarks, but that will take a little bit of time to build. So it didn't meaningfully contribute in Q1, and we expect it to help out in the second half of the year.

And then in terms of the operating leverage. A lot of what we focused on through 2020 was getting over the hump to generating net income and overall cash flows. And we did that in July as planned. And then we kept our head count and expenses relatively flat through, basically, February. We had 6 people start in March, and so that's not reflected in the full quarter operating expenses. But what I will say is we're focused on staying net income positive and generating cash flows. But not being happy with future years' revenue growth of only 20%. So we're going to start investing, as we mentioned on the last call in those growth areas, which will require some incremental head count.

Jirka Rysavy

I'd like to add to it. So when you look at the growth, obviously, we went from our marketing as a percentage of revenue, being historically in 120% of revenue to down to 60%, then 50%-56%. Now we're at 40%. So it's really, the goal is to obviously bring the cost of acquisition or marketing costs down while we growing 20% plus, obviously, first quarter is 30%. But we want to kind of continue to bring the cost down. But we were not kind of investing in this ambassador…member-driven growth model as we talk about is starting next year. So we want to get these numbers higher, but keep the marketing cost dropping as a percentage of revenue.

Operator

Our next question comes from Eric Wold with B. Riley Securities.

Eric Christian Wold

B. Riley Securities, Inc., Research Division

A couple of questions as well, if I may. I guess, one, how should we think about the strong quarter end subscriber numbers? Were those more a function of more efficient spend and subscriber additions or a reduction in churn?

Paul Tarell

It was a combination of both. I think when we look at the quarter and we look at what happened a year ago, we didn't really start seeing the benefit of the "lockdown" sign-up volume until the back half of March. So Q2 is going to really be the quarter that we see that big wave that we saw from the year ago. And so this subscriber add was in line with our expectations. I know it's probably a little bit ahead of where your numbers had us. But as we think about the quarter that we're going to have a challenge, it's going to be Q2 just given the volume of renewals that we have. And historically, 2020 as an anomaly, Q2 has been the softest quarter from a net-add perspective, if you look back over the historical years.

But all that being said, we're still confident in our ability to be able to drive 20% revenue growth for the year while maintaining positive net income and cash flow. So even if there is a little bit of headwind in Q2, we're not too worried about it based on where we are now.

Jirka Rysavy

Yes. We're going to start to get a little more from our, we call, Live Access, to premium subscription at $300 a year. So there is more focus on that than getting, let's say, push some other way of the membership. So we really kind of like that to make the $300 push. So revenue and members might separate a little bit. But generally, we're very pleased with what actually happened. We kind of -- we're not sure as we kind of saw these different reports on market, but actually came for us. Even the end of the quarter was pretty good.

Paul Tarell

Yes. So just to give that in a sound bite, Jirka, what he said is we're focused on migrating more members up to that higher ARPU $299 plan, then focusing on specifically sub growth if the market is not there for us to take advantage of it during the summer.

Eric Christian Wold

Okay. And then you talked about seeing some relief in advertising rates. I guess, what are you expecting going forward? And are you expecting you're going to change or shift in how you allocate your spend across the various channels because of it?

Paul Tarell

Yes. We are -- we manage all of our spend in-house. We don't put any of it out to an agency. So it allows us to be very nimble and take advantage of any day-to-day trends that we're seeing. And so we've reduced our dependency on our predominantly largest source of traffic from down to sub-15%, and that gives us a lot of flexibility as we try to optimize our spend.

Generally, I would say where we are right now is the per subscriber number that I feel comfortable with a plus or minus 10% on either side of it, being able to do what we're trying to do. And we made it through the toughest period, which was Q1 with the "reopening" trade happening. And you've probably seen all the headlines about the digital ad market after Facebook and Google and the big platforms released and their expectations that more and more money is going to be moving online. The benefit for us is we're very targeted in who we're going after. So we're not trying to just spend x amount of money. We're looking at the conversions, and we can do that very effectively.

Jirka Rysavy

And also by basically focusing on the $300 Live Access, you -- it's obviously -- our goal is to generate more cash as well. I mean it's generally more income and cash. So if you kind of look at the percentage of the incremental growth or annual growth, what's dropping to do our pretax line, it's pretty high. We kind of expect this year somewhere 50% to 60% of incremental growth to drop to bottom. We even have a little more last year. And -- but a lot of that is kind of increase in -- because the cost of acquisition for the customer at $300 is not that different as is for the regular subscriber.

Eric Christian Wold

Got it. And then final question, I guess, how does the kind of more aggressive move in the international markets impact your planned media spend versus current levels? And how do you plan going forward to focus your budget on media spend in terms of your subscriber revenue growth plans?

Paul Tarell

When do you say media, you mean our content?

Eric Christian Wold

Yes. Content. Yes. Sorry.

Paul Tarell

Yes. Okay. So when we gave the guideance last call that we were looking at ramping up to about 20% of revenues being spent on content investment, which as we continue to scale, means that as we exit this year, the additions to the content investment library should start to approximate what we're bleeding off each month through amortization. And that's a targeted focus of the model.

And so then the question gets down to how do you allocate that spend to the different languages. What we learned from our growth into the Spanish market over the last 3 years is we have an opportunity to go and license or acquire really good content for a lower per hour cost than we would likely be able to do it ourselves, given that we'd have to identify someone over there to do it for us. So one of the areas that we're looking at is there library investments that we can make, which again, is exactly how we played it with the Spanish language. And so it will be opportunistic from that perspective. And Jirka might have a few things to add.

Jirka Rysavy

Well, yes, it's like the cost is roughly same. If we go do it ourselves or if we acquire it. So we can probably do it a little cheaper, actually, if you do it ourselves, but takes longer. So it's kind of the opportunity. We prepare to do both. None of them are really significant numbers as we -- for 2021. It's again created basis. We don't expect a lot of growth from those countries this year. But general cost per acquisition on those markets is lower than United States.

Operator

[Operator Instructions] Our next question comes from Mark Argento with Lake Street.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just wanted to just kind of philosophical your thinking around buyback versus growth or growth capital? And kind of when you're thinking about spending on customer acquisition versus the buyback you put in place, kind of what's the criteria or the thought process there? And then I just want to make sure that, did you say $5 million or 5 million shares?

Paul Tarell

You bet, Mark. So yes, it's 5 million shares. The purpose of putting that in place was really to reauthorize management to have a buyback in place. We've had one historically in place for many years, and it just lapsed as we made the transition over to Gaia. So we wanted to get that back out there for optionality sake.

As we look at the world into the future, we see a much rosier horizon on investing for growth than pulling back even more float from the public market. But that being said, there is periods of time where it skews so heavily into the favor of doing a share repurchase because of the market dynamics that we wanted to be able to have the flexibility to be able to do that. But our primary focus is going to be on growth capital and driving incremental growth above 20%, not necessarily by spending more on marketing, but by spending more on these other initiatives, member-driven growth and professional ambassador groups, the international expansion into French and German and potentially other languages as we look out into the future years. And then really about reducing our overall dependency on paid media to drive our growth so that we can decouple the growth rate from our spend.

But again, it was put in place from an optionality perspective, not because we want to necessarily start reinvesting heavily in shrinking the float anymore. But it needs to be there because it is a necessary tool in my toolkit as I think about balancing shareholder return along with Jirka

Mark Nicholas Argento

Great. That's helpful. And then thinking about additional channels or content. Any other road map or additional channels that you guys are thinking about launching? And then dovetailing into that, the opportunity for M&A, and maybe some tuck-in acquisitions on the content side, how do you guys think through that?

Paul Tarell

Yes. So we're focused this year on what I would call, connecting the dots between our existing topics so that we can understand based on the work that we're doing with our member journey analysis that our data and engineering and product teams have been looking at to understand where can we create, we'll call it, filler pieces of content to connect our vast and deep library of content before we need to look at expanding into other verticals. That being said, we are also looking aggressively internationally to see if there's opportunity to bring in 500 or 1,000 native language titles in French or German or Spanish because we see the benefit of doing that based on how we grew our Spanish audience with a relatively efficient content spend, and then it allows you to go to market. And as Jirka already alluded to, the per subscriber acquisition costs in those new markets is significantly lower than it is in the U.S. because there's not so much competition.

Mark Nicholas Argento

That's great. And congrats on a solid quarter. It's fun watching you guys execute it.

Paul Tarell

Thanks, Mark.

Operator

And our next question comes from Peter Rabover with Artko Capital.

Peter Rabover

I think you answered most of my questions on the previous -- the previous one, but I'm just curious, what's your media budget for the rest of the year?

Paul Tarell

The content, again…is that what you're referring to?

Peter Rabover

Yes. Yes, yes. Sorry

Paul Tarell

Generally -- yes, that's okay. Generally, I would say Q1 is a little higher than other quarters just as we renew a lot of our ongoing shows. So generally, you could look at Q1 as being a reasonable proxy for the rest of the year as revenues continue to grow. So I think we're $4 million and change for Q1. So you could just annualize that.

Peter Rabover

And then do you have -- on the buyback, is there a price where you would buy more? Or do you guys have some sort of strategy with that?

Paul Tarell

No comment on the price. But I think I alluded to the strategy on Mark's question. It's really -- as we look at our internal analysis and understanding of what drives shareholder value, we want to make sure that we had something in place that we could take advantage of dislocations and pricing, whatever that may be. And it's not a static equation because it's also looking at what is our other investment opportunities on the horizon. Because with our cash flows from operations where they are, Q1 over $5 million a quarter, we have quite a bit of flexibility, particularly understanding that content investment is almost 100% discretionary from period to period for us to look at where we would want to put that incremental cash.

Peter Rabover

Great. Congrats on a good quarter.

Paul Tarell

Thanks, Peter.

Operator

At this time, this concludes our question-and-answer session. I'll now turn the call back over to Mr. Rysavy for closing remarks.

Jirka Rysavy

Well, thank you, everyone, for joining us, and we look forward to speaking with you when we will report our second quarter, somewhere in early August. Thank you very much.

Operator

Thank you. Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.